Filed Pursuant to
SEC Rule 424(b)(3)
Registration No. 333-122229

QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT

DATED FEBRUARY 10, 2006 TO PROSPECTUS DATED DECEMBER 13, 2005

JANUARY 2006 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	January 2005	Year to Date	12/31/05	12/31/05

Series A	6.87%	6.87%	$62,712,051	$1,419.62

Series B	9.72%	9.72%	$41,853,260	$1,669.55

*	All performance is reported net of fees and expenses

Fund results for January 2006:

      Global stock indices began 2006 right where 2005 left off, with many markets rising to new highs. As a result, Quadriga Superfund L.P.’s (“the Fund’s”) long positions in these markets performed positively.

      Precious and Base Metals continued to surge higher in January, which resulted in a considerable gains for the Fund’s long positions.

      Coffee and Sugar continued their positive momentum and provided a positive result for the long strategy established by the Fund’s trading system.

      In the money market, the Fund’s long/short strategy experienced losses.

      Other market sectors did not reveal significant trends and therefore had little influence on this month’s overall positive performance.

      For the month of January 2006, Series A gained 6.87% and Series B gained 9.72%, including all fees and expenses.

/s/ Christian Baha

Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

Enclosures

QUADRIGA SUPERFUND, L.P. — SERIES A

JANUARY 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended January 31, 2006)

STATEMENT OF INCOME

Month

INVESTMENT INCOME, interest	$215,861

EXPENSES

Management fee	97,248

Organization and offering expenses	52,567

Operating and other expenses	219,075

Incentive fee	—

Brokerage commissions	147,155

Total expenses	516,045

NET INVESTMENT LOSS	(300,184)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS

Net realized gain on futures and forward contracts	1,652,903

Net change in unrealized appreciation or depreciation on futures and forward contracts	2,680,039

NET GAIN ON INVESTMENTS	4,332,942

NET INCREASE IN NET ASSETS FROM OPERATIONS	$4,032,758

STATEMENT OF CHANGE IN NET ASSET VALUE

January 31, 2006

NET ASSETS, beginning of period	$59,422,048

NET INCREASE IN NET ASSETS FROM OPERATIONS	4,032,758
CAPITAL SHARE TRANSACTIONS

Issuance of shares	866,893

Redemption of shares	(1,609,648)

NET DECREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(742,755)

NET INCREASE IN NET ASSETS	3,290,003

NET ASSETS, end of period	$62,712,051

NAV Per Unit, end of period	$1,419.62

QUADRIGA SUPERFUND, L.P. — SERIES B

JANUARY 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended January 31, 2006)

STATEMENT OF INCOME

Month

INVESTMENT INCOME, interest	$145,336

EXPENSES

Management fee	64,902

Organization and offering expenses	35,082

Operating and other expenses	145,982

Incentive fee	—

Brokerage commissions	135,468

Total expenses	381,434

NET INVESTMENT LOSS	(236,098)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS

Net realized gain on futures and forward contracts	1,696,814

Net change in unrealized appreciation or depreciation on futures and forward contracts	2,248,037

NET GAIN ON INVESTMENTS	3,944,851

NET INCREASE IN NET ASSETS FROM OPERATIONS	$3,708,753

STATEMENT OF CHANGE IN NET ASSET VALUE

January 31, 2006

NET ASSETS, beginning of period	$39,783,829

NET INCREASE IN NET ASSETS FROM OPERATIONS	3,708,753
CAPITAL SHARE TRANSACTIONS

Issuance of shares	165,780

Redemption of shares	(1,805,102)

NET DECREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(1,639,322)

NET INCREASE IN NET ASSETS	2,069,431

NET ASSETS, end of period	$41,853,260

NAV Per Unit, end of period	$1,669.55

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Christian Baha

Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

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